EXHIBIT 24

POWER OF ATTORNEY

        Each person whose individual signature appears below hereby constitutes and appoints Christopher J. Littlefield and Brad Gazaway and each of them as his or her attorney-in-fact and agent with full power to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file with the Securities and Exchange Commission the Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-8 (listed by file number), and other documents in connection therewith, as fully as such person could do in person, hereby verifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof: (i) File No. 333-109674; (ii) File No. 333-40530; (iii) File No. 333-46512; (iv) File No. 333-67619; and (v) File No. 333-13187.

Signature	Title	Date

/s/ Prof. Dr. Ulrich Lehner Prof. Dr. Ulrich Lehner	Chairman of the Board	April 23, 2004

/s/ Herbert M. Baum Herbert M. Baum	Vice Chairman of the Board, President and Chief Executive Officer	April 23, 2004

/s/ Conrad A. Conrad Conrad A. Conrad	Director, Executive Vice President & Chief Financial Officer (principal financial officer)	April 23, 2004

/s/ John F. Tierney John F. Tierney	Senior Vice President & Controller (principal accounting officer)	April 23, 2004

/s/ John Knudson John Knudson	Director	April 23, 2004

/s/ Dr. Klaus Morwind Dr. Klaus Morwind	Director	April 23, 2004

/s/ Dr. Lothar Steinebach Dr. Lothar Steinebach	Director	April 23, 2004

/s/ Knut Weinke Knut Weinke	Director	April 23, 2004

/s/ Bernhard J. Welle Bernhard J. Welle	Director	April 23, 2004